Exhibit 10.2

STANDSTILL AGREEMENT

This Standstill Agreement (“Agreement”) is made as of March 30, 2018 (“Effective Date”), by and among FirstEnergy Solutions Corp. and its subsidiaries and affiliates, (collectively, “FES”) and FirstEnergy Nuclear Operating Company (“FENOC”) (collectively with FES, the “Company” or the “Debtors”), (ii) FirstEnergy Corp. (“FE”) on behalf of itself and its direct and indirect subsidiaries other than those comprising the Company (collectively, the “FE Non-Debtor Parties”), (iii) the ad hoc group of certain holders of (x) pollution control revenue bonds supported by notes issued by FirstEnergy Generation, LLC (“FG”) and FirstEnergy Nuclear Generation, LLC (“NG”) and (y) certain unsecured notes issued by FES (collectively, the “Ad Hoc Noteholder Group”), (iv) the ad hoc group of certain holders of pass-through certificates issued in connection with the sale-leaseback transaction for Unit 1 of the Bruce-Mansfield plant (the “Mansfield Certificateholders Group”), (v) the official committee of unsecured creditors (the “Committee”) (it being understood that the Committee will not initially be a party to the Standstill Agreement). The Ad Hoc Noteholder Group, the Mansfield Certificateholders Group, and the Committee (if it agrees to participate), shall be referred to collectively as the “Independent Creditors.” The Independent Creditors, the Debtors, the FE Non-Debtor Parties shall be referred to collectively as the “Standstill Parties”, and each shall be referred to individually as a “Standstill Party”.

RECITALS

WHEREAS, the Company intends to commence voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Ohio (the “Bankruptcy Court”);

WHEREAS, the Debtors and certain of the Independent Creditors have agreed to that certain Process Support Agreement dated as of March 30, 2018 to facilitate a value-maximizing restructuring of the Debtors and their assets;

WHEREAS, the Standstill Parties have engaged in good faith, arms-length negotiations regarding procedures to investigate, evaluate, and attempt to negotiate a proposed resolution of claims, defenses, and causes of action relating to or concerning in any way prepetition transactions and prepetition relationships between (i) the Debtors and (ii) the FE Non-Debtor Parties, regardless of whether such claims, defenses, or causes of action are asserted against the Debtors, the FE Non-Debtor Parties, or any of their directors, officers, employees, or representatives (the “Intercompany Claims”);

WHEREAS, the Standstill Parties have agreed to the procedures to investigate, evaluate, and negotiate the Intercompany Claims set forth in the “Intercompany Protocol”, attached hereto as Exhibit A;

WHEREAS, the Standstill Parties desire to express to each other their mutual support and commitment with respect to the Intercompany Protocol;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Standstill Party, intending to be legally bound hereby, agrees as follows:

1.	Incorporation or Recitals. The foregoing recitals are incorporated herein as if set forth in full below and intended to serve as material terms to this Agreement.

2.	Standstill. While this Agreement in effect, the Standstill Parties agree that:

a.	No Standstill Party shall seek the appointment of any trustee, or seek any form of discovery other than as provided in the Intercompany Protocol, whether pursuant to Bankruptcy Rule 2004 or otherwise, or the appointment of an examiner, based on or relating to the Intercompany Claims, and shall oppose any motion seeking such relief.

b.	The Independent Creditors shall not (i) attempt to prosecute, pursue or address the Intercompany Claims outside the Intercompany Protocol or (ii) seek to file or file or permit any indenture trustee to file a cause of action or lawsuit against the Debtors or any FE Non-Debtor Parties or any director, officer, or representative of the Debtors or any FE Non-Debtor Parties asserting any Intercompany Claims.

3.	Termination of Agreement. Unless otherwise ordered by the Bankruptcy Court, this Agreement shall terminate on the later of the following dates (as applicable): (i) October 12, 2018 or (ii) if a mediation is commenced as provided in the Intercompany Protocol, the date of termination of the mediation provided for in the Intercompany Protocol. Notwithstanding the foregoing, this Agreement shall be subject to termination at the election of any Standstill Party, subject to the requirements of Section 4 below, upon the occurrence of any of the following “Termination Events”:

a.	Written consent of each of the Standstill Parties;

b.	The occurrence of a material breach by any other Standstill Party of any of its obligations set forth in this Agreement or the attached Intercompany Protocol; provided however that any discovery disputes (it being understood that “discovery disputes” shall not include breach of a court order related to discovery) shall be resolved through the dispute resolution procedures contained in Paragraph 24 of the Intercompany Protocol and shall not constitute a material breach, provided further, that no Independent Creditor may deliver a Termination Notice (as defined below) under this subsection based on the material breach of the obligations under this Agreement by another Independent Creditor;

c.	The Bankruptcy Court shall have entered an order appointing a trustee or examiner with authority to investigate the Intercompany Claims pursuant to Section 1104 of the Bankruptcy Code in the Chapter 11 Cases;

d.	The Chapter 11 Cases shall have been converted to cases under Chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court;

e.	The Bankruptcy Court shall have entered an order granting derivative standing to any party to prosecute the Intercompany Claims;

f.	The Bankruptcy Court shall have entered an order under Bankruptcy Rule 2004 authorizing discovery against the Debtors or the FE Non-Debtor Parties, or any such parties’ directors and officers, relating to any Intercompany Claim outside the Intercompany Protocol;

g.	Within 30 days of the Petition Date, the Bankruptcy Court shall not have entered an order approving the Debtors’ entry into this Agreement and attached Intercompany Protocol; or

h.	The Company, without the consent of the Mansfield Certificateholders Group and Ad Hoc Noteholder Group, enters into (or publicly announces its intention to enter into) any settlement of Intercompany Claims, including pursuant to Bankruptcy Rule 9019 and/or as part of as chapter 11 plan.

4.	Meet and Confer Requirement.

a.	Upon the occurrence of a Termination Event (other than the Termination Events under Sections 3(a) and 3(d)) any Standstill Party that wishes to terminate this Agreement must first provide written notice of its intent to terminate (“Termination Notice”) to the other Standstill Parties in accordance with Section 6(i) hereof.

b.	If requested to by any other Standstill Party, the Standstill Party that provided the Termination Notice shall attempt in good faith to meet and confer regarding the existence of a Termination Event and the Standstill Parties’ respective decisions regarding termination (“Termination Meet and Confer”).

c.	Unless the Termination Notice is withdrawn, this Agreement shall terminate four (4) business days following issuance of the Termination Notice.

d.	A Termination Event will not result in termination of this Agreement until and unless the requirements of Section 4(a)-(c) are met.

5.	Committee. Notwithstanding the occurrence of the Effective Date, this Agreement contemplates, and the Standstill Parties acknowledge, that the Committee may become a Standstill Party upon execution and delivery of a counterpart signature page of this Agreement to counsel to each other Standstill Party and at such time the Committee shall become obligated under this Agreement and the Intercompany Protocol.

6.	Miscellaneous.

a.	No Admission of Liability. The execution of this Agreement and the fulfillment of its terms is an attempt to compromise the Intercompany Claims and is not to be construed as and does not constitute an admission or absence of any right, remedy, claim, defense, liability or wrongdoing or responsibility on the part of any Standstill Party, and the material purpose of the actions taken hereunder are solely for the purpose of attempting to resolve the Intercompany Claims in order to avoid the expense and time of litigation.

b.	Amendment. No provision or term hereof may be amended, modified or otherwise changed except by an instrument in writing, specifying the same, duly executed by each of the Standstill Parties.

c.	GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Standstill Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in the Bankruptcy Court (or court of proper appellate jurisdiction) (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have personal jurisdiction over any Standstill Party hereto or constitutional authority to finally adjudicate the matter.

d.	Trial by Jury Waiver. EACH STANDSTILL PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e.	Entire Agreement. This Agreement, inclusive of its attachment, represents the entire understanding and agreement among the Standstill Parties with respect to the subject matter hereof, and supersedes all prior agreements, if any, among them. Each of the Standstill Parties acknowledges that it has not relied upon any representations by any other Standstill Party or anyone acting on behalf of any Standstill Party in entering into this Agreement.

f.	Counterparts. This Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted by telecopy or PDF, and the photocopy of any signature page, shall be valid and effective to bind the Standstill Party so signing. All such counterparts shall collectively constitute a single instrument.

g.	Waiver. Any provision hereof may be waived only by written instrument making specific reference to this Agreement signed by the Standstill Party against whom enforcement of any such waiver is sought. The waiver by any Standstill Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Standstill Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Standstill Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

h.	Interpretation. This Agreement is the result of negotiation and, accordingly, no presumption or burden of proof will arise with respect to any ambiguity or question of intent concerning this Agreement favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

i.	Notices. All notices hereunder shall be deemed given if in writing and delivered by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses (or at such other addresses as shall be specified by like notice):

i.	if to the Debtors:

FirstEnergy Solutions Corp.

341 White Pond Drive

Akron, OH 44320

Attention: Rick Giannantonio, General Counsel

Email: giannanr@firstenergycorp.com

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Ira Dizengoff; Brad Kahn

Email address: idizengoff@akingump.com;

bkahn@akingump.com

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

Attention: Scott Alberino

Email address: salberino@akingump.com

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Matthew Feldman

Email address: mfeldman@willkie.com

ii.	if to the FE Non-Debtor Parties:

FirstEnergy Corp.

76 S. Main St.

Akron, OH 44308

Attention: Robert Reffner, General Counsel

Email: rreffner@firstenergycorp.com

Jones Day LP

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Attention: Thomas Wearsch

Email address: twearsch@jonesday.com

iii.	if to the Ad Hoc Noteholder Group:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Joshua K. Brody

Email address: jbrody@kramerlevin.com

iv.	if to the Mansfield Certificateholder Group:

O’Melveny & Myers LLP

7 Times Square

New York, New York 10036

Attention: Andrew Parlen

Email address: aparlen@omm.com

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: George Davis

Email address: george.davis@lw.com

or such other address as may have been furnished by a Party to each of the other Parties by notice given in accordance with the requirements set forth above. Any notice given by delivery, mail (electronic or otherwise), or courier shall be effective when received.

j.	Electronic Execution. Executed facsimile or .PDF transmissions of this Agreement shall be deemed original executions and shall be fully enforceable.

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IN WITNESS WHEREOF, the undersigned, executed this Agreement below effective as of the Effective Date.

DEBTORS

FIRSTENERGY SOLUTIONS CORP.

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

FIRSTENERGY NUCLEAR OPERATING COMPANY

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

FIRSTENERGY GENERATION, LLC

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

FIRSTENERGY MANSFIELD UNIT 1 CORP.

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

NORTON ENERGY STORAGE, LLC

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

FIRSTENERGY NUCLEAR GENERATION, LLC

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

FIRSTENERGY AIRCRAFT LEASING CORP.

By:	/s/ Kevin T. Warvell
Name:	Kevin T. Warvell
Title:	Chief Financial Officer

FE NON-DEBTOR PARTIES

FIRSTENERGY CORP., on behalf of itself and its direct and indirect subsidiaries other than the Debtors

By:	/s/ James F. Pearson
Name:	James F. Pearson
Title:	Executive Vice President, Finance

Signature pages of other parties on file with the Debtors.

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EXHIBIT A

INTERCOMPANY PROTOCOL

I.	PARTICIPATION IN THE PROTOCOL

1.    Pursuant to the Standstill Agreement, the Standstill Parties1 have agreed to participate in, and be bound by the terms of, the Intercompany Protocol. By this Intercompany Protocol, the Standstill Parties agree on the procedures set forth below to investigate, evaluate and negotiate a proposed resolution of the Intercompany Claims. The procedures contained in this Intercompany Protocol are intended to facilitate the accelerated mediation provided for in Section V herein. If this Intercompany Protocol terminates without entry of an order by the Bankruptcy Court resolving some or all the Intercompany Claims, nothing set forth herein shall limit the scope of any investigation, prosecution, or discovery relating to any unresolved Intercompany Claims, and the rights of the Standstill Parties are reserved with respect to any objections to any investigation, prosecution, or discovery as duplicative.

2.    Other than the Standstill Parties, any party in interest that intends to participate in the Intercompany Protocol (a “Proposed Participant”) must file and serve upon the Debtors a notice indicating such intent (a “Notice of Intent”). Upon receipt of a Notice of Intent, the Debtors will serve the Notice of Intent upon all participants in the Intercompany Protocol. Only a Proposed Participant who serves a Notice of Intent to which the Bankruptcy Court does not sustain an objection may take part in the Intercompany Protocol (together with the Standstill Parties, the “Participating Parties”, and excluding the Debtors and the FE Non-Debtor Parties, the “Independent Creditors”).

[1]	Capitalized terms used but not defined herein have the meanings assigned in the Standstill Agreement, dated March 30, 2018 (the “Standstill Agreement”) to which this Intercompany Protocol is annexed as an exhibit.

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3.    Each Notice of Intent must contain: (i) the name and address of the party in interest (or, in the case of a group of parties in interest, the names and addresses of each of its members) and the name of the law firm(s) and individual attorneys representing such party in interest or group; (ii) a description of the claims that the party in interest believes it may have against the Debtors, including, if available, a list of all proof(s) of claim filed either individually or by the group; and (iii) an explanation of why that party’s interests are not already being represented by the Participating Parties.

4.    A Proposed Participant may file and serve a Notice of Intent at any time prior to September 1, 2018, but each Participating Party must comply with all deadlines set forth in this Intercompany Protocol or as modified pursuant to Paragraph 25 of this Intercompany Protocol and shall not be allowed to reopen or alter any such deadlines.

5.    The Standstill Parties shall, within ten (10) days of filing and serving on each of the Parties hereto any Notice of Intent, have the right to object to that Notice of Intent on any and all grounds, including that the Notice of Intent is harassing, was served by persons that are not parties in interest or whose interests are already represented, does not comply with the terms of this Intercompany Protocol, or does not demonstrate a legally cognizable interest in the proceedings. The Bankruptcy Court shall rule on such objections, and the Proposed Participant shall not be deemed a Participating Party until all such objections have been denied by the Bankruptcy Court and only if the Protective Order (defined below) has been entered by the Bankruptcy Court.

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6.    Bank of New York Mellon (“BNYM”), in its capacity as the indenture trustee for (a) the unsecured pollution control revenue bonds supported by notes issued by FG and NG, and (b) certain unsecured notes issued by FES; UMB Bank (“UMB”), in its capacity as the indenture trustee for the secured pollution control revenue bonds supported by notes issued by FG and NG; and Wilmington Savings Fund Society, FSB (“WSFS” and, together with BNYM and UMB, the “Indenture Trustee Parties” and each, individually, an “Indenture Trustee Party”) may become Participating Parties; provided, however, that if any ad hoc group represents a majority of beneficial interest in any issuance of debt, notes, bonds, or certificates also represented by any Indenture Trustee Party, or if any Indenture Trustee Party sits on the Committee, then the Indenture Trustee Party for that issuance of debt, note, bond, or certificate will endeavor to operate through such ad hoc group or the Committee and not unreasonably duplicate the work of that ad hoc group or the Committee in connection with this Intercompany Protocol.

7.    All Participating Parties shall refrain from taking any action that would circumvent, undermine, or otherwise frustrate this Intercompany Protocol. The Participating Parties shall not seek the appointment of any trustee or examiner or seek any form of discovery relating to claims or defenses which are addressed by the Intercompany Protocol whether pursuant to Bankruptcy Rule 2004 or otherwise, and shall oppose any motion seeking such relief. The Independent Creditors shall not (i) attempt to prosecute, pursue or address the Intercompany Claims outside the Intercompany Protocol or (ii) seek to file or file or permit any indenture trustee to file a cause of action or lawsuit against the Debtors or any FE Non-Debtor Party or any director, officer, or representative of the Debtors or any FE Non-Debtor Party asserting any Intercompany Claims covered by the Intercompany Protocol. Nothing in this paragraph limits the ability of the Independent Creditors to seek any discovery, or take or refrain from taking any other actions, related to any claims or defenses that are unrelated to the Intercompany Claims.

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8.    All Participating Parties are bound by the Intercompany Protocol until it and the Standstill Agreement terminate.

9.    Upon termination, the terms of this Intercompany Protocol shall no longer have any force and effect, except, however, Paragraphs 24, 32, 33, and 34 shall remain in force and survive indefinitely.

II.	COORDINATION OF DISCOVERY

10.    Pursuant to Paragraphs 14-26 below, the Participating Parties may obtain modified discovery concerning the Intercompany Claims under the Intercompany Protocol. No other discovery concerning the Intercompany Claims is permitted under the Intercompany Protocol or outside the Intercompany Protocol with respect to the Intercompany Claims. Within five (5) days of execution of this Intercompany Protocol, (i) the Debtors will provide each Participating Party’s counsel with access to the then-existing collection of documents that were previously provided to the Debtors by the FE Non-Debtor Parties, and (ii) the FE Non-Debtor Parties will deliver in writing to the Standstill Parties search terms that were utilized to collect email and any other documents.

11.    In order to avoid service of multiple or duplicative document requests, deposition notices, or other discovery, and to avoid the attendant costs and other burdens imposed upon the producing parties to respond to such discovery in connection with the Intercompany Protocol, the Committee shall act as facilitator and intermediary between the Debtors, the FE Non-Debtor Parties, and the Independent Creditors, as set forth in Paragraph 15. The Committee shall work with the Independent Creditors and endeavor to coordinate to ensure that all discovery conducted under the Intercompany Protocol is narrowly tailored and not redundant or duplicative. Prior to the formation of the Committee, all coordination responsibilities of discovery hereunder shall be coordinated by Kramer Levin Naftalis & Frankel LLP, as counsel to the Ad Hoc Noteholder Group.

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12.    In the event that either (i) no Committee is formed in the Chapter 11 Cases, or (ii) a Committee is formed but declines to participate in or perform the duties contemplated by the Intercompany Protocol, the Participating Parties will coordinate and perform the duties the Committee would have performed (had such Committee been formed and been willing to perform them). For the avoidance of doubt, even if no Committee is formed or a Committee is formed but declines to participate in or perform the duties contemplated by the Intercompany Protocol, all Participating Parties nevertheless agree to be bound by the terms of the Intercompany Protocol.

III.	PROTOCOL SCHEDULE

13.    Deadlines and relevant dates for the Intercompany Protocol are listed in the schedule (the “Schedule”) attached hereto as Exhibit 1.

IV.	DISCOVERY

14.    FE Non-Debtor Parties Proofs of Claim. To facilitate discovery under the Intercompany Protocol, the FE Non-Debtor Parties shall file proofs of claim on or before June 15, 2018. Such proofs of claim shall include all known claims, without prejudice to the FE Non-Debtor Parties’ ability to file, prior to the claim bar date, supplemental proofs of claim based on information not known as of June 15, 2018.

15.    Form of Independent Creditor Document Requests. The Independent Creditors may not separately serve document requests directly on the Debtors or the FE Non-Debtor Parties. Instead, the Independent Creditors shall coordinate with the Committee (or prior to the Committee being formed and agreeing to perform the duties contemplated by this

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Intercompany Protocol, the party designated as representative of the Independent Creditors pursuant to Paragraph 11 above) regarding the content of their desired document requests, and collectively serve one set of document requests on all Debtors (and, if applicable, their directors) and one set of document requests on all FE Non-Debtor Parties (and, if applicable, their directors) on behalf of the Independent Creditors, with the scope of such requests related to the Intercompany Claims defined pursuant to Federal Rule of Bankruptcy Procedure 2004 and the procedure thereof governed by Federal Rule of Civil Procedure 34. All Debtors and all FE Non-Debtor Parties, and those parties’ directors and officers, if applicable, will respond to these requests as required by Federal Rule of Bankruptcy Procedure 2004 and Federal Rule of Civil Procedure 34. For the avoidance of doubt, at most, two sets of document requests shall be served; requests directed at each individual Debtor or each FE Non-Debtor Party are not permitted.

16.    Form of Debtors and FE Non-Debtor Parties Document Requests. The Debtors and the FE Non-Debtor Parties may serve document requests pursuant to this Intercompany Protocol, with the scope of such requests related to the Intercompany Claims defined pursuant to Federal Rule of Bankruptcy Procedure 2004 and the procedure thereof governed by Federal Rule of Civil Procedure 34. Any Participating Party served with document requests may object to such requests, and will otherwise respond to these requests as required by Federal Rule of Bankruptcy Procedure 2004 and Federal Rule of Civil Procedure 34.

17.    Interrogatories. Interrogatories are not permitted.

18.    Requests for Admission. Requests for admission are not permitted.

19.    Third-Party Discovery Pursuant to Subpoena. If any Participating Party seeks third-party discovery pursuant to Fed. R. Civ. P. 45, that Participating Party shall notify all other Participating Parties of its intention to serve third party discovery and provide such parties with a copy of the proposed third-party subpoena. Any Standstill Party may object to the service of third party discovery.

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20.    Limitations on Depositions. The Debtors and the Participating Parties shall be permitted to take depositions of witnesses employed by, or otherwise currently related to or associated with, the FE Non-Debtor Parties. The Participating Parties shall be permitted to take depositions of witnesses employed by, or otherwise currently related to or associated with, the Debtors. All depositions shall be coordinated through the Committee, or, if the Committee refuses to perform this duty, through the Independent Creditors. The Debtors and FE Non-Debtor Parties reserve all rights to seek reasonable limitations on the overall number of depositions. If the Participating Parties are unable to reach agreement regarding reasonable limitations on depositions, the Debtors or FE Non-Debtor Parties may seek an order from the Bankruptcy Court that good cause exists to set the number of depositions allowed by the Intercompany Protocol pursuant to the dispute resolution procedures contained in Paragraph 25. The Committee and Independent Creditors shall negotiate in good faith regarding the allocation of fact depositions. Unless otherwise ordered by the Bankruptcy Court for cause shown, no individual may be deposed more than once, and each deposition taken in connection with the Intercompany Protocol shall be limited to seven hours of testimony. If multiple parties seek to depose the same witness, the seven hours shall be allocated equitably among the parties seeking to depose the witness, or as those parties otherwise agree. The parties shall confer in good faith about the time allotted for each party prior to the deposition. Except as modified by this paragraph, all depositions shall be noticed in compliance with Federal Rule of Civil Procedure 30. Deposition notices shall not include requests for production of documents. At least forty-eight hours in advance of any Rule 30(b)(6) deposition, the party being deposed shall identify all

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witnesses who will be put forward to testify on the topics in the Rule 30(b)(6) deposition notice. Subject to the terms and conditions of the Protective Order (defined below), all Participating Parties may have representatives attend each deposition taken in accordance with this paragraph. For depositions other than those noticed under Rule 30(b)(6), the noticing party will make reasonable efforts to provide advance notice of the general areas of examination (“Individual Topics”) anticipated to be covered in the deposition. Notice of the Individual Topics is intended only to facilitate the Participating Parties’ preparation and shall not limit the scope of the deposition or be a basis to object to any question during the deposition. Failure to provide such notice of the Individual Topics shall not constitute a material breach of this agreement.

21.    Document Repository. All parties producing documents under the Intercompany Protocol shall produce documents by providing them to a third-party service provider, which will then make the documents available to all Participating Parties through a document repository (the “Repository”), subject to the terms and conditions of the Protective Order (defined below). The Debtors shall remain responsible for the costs of housing the Repository, while each other Participating Party shall be responsible for the costs of its respective access to and downloading from the Repository. The Debtors shall keep the Repository operational after termination of the Standstill Agreement unless otherwise ordered by the Bankruptcy Court.

22.    Production Format. All documents and ESI produced in accordance with this Intercompany Protocol shall be produced in conformance with the terms of the e-discovery protocol, attached hereto as Exhibit 2; provided, however, that any Excel spreadsheets will be produced in native format.

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23.    Assertions of Privilege. If any recipient of a discovery request withholds or redacts any documents on the grounds of privilege, work product, or any other type of protection or immunity from disclosure, that person shall provide the Participating Parties with a privilege log consistent with Federal Rule of Civil Procedure Rule 26(b)(5). Efficient means of providing information regarding claims of privilege are encouraged, and the parties shall endeavor to agree upon measures that further this end. For example, the parties may work out a mutually agreeable method for asserting privilege on the same basis with respect to multiple documents by group or category.

24.    Confidential Information/Protective Order. All discovery in connection with the Intercompany Protocol shall be delivered to counsel for any applicable Participating Party as set forth in Paragraph 21. All discovery in connection with the Intercompany Protocol shall be subject to and conducted in accordance with the terms of the protective order entered into in the Chapter 11 Cases (the “Protective Order”), which shall be in form and substance reasonably acceptable to the Standstill Parties; provided, however, that any material non-public information contained in any such discovery under this Intercompany Protocol shall be limited to counsel and advisor only review until such time that the Debtors and/or the FE Non-Debtor Parties enter into mutually-acceptable confidentiality agreements with any Independent Creditor (each, a “Confidentiality Agreement”). By serving a Notice of Intent, each Proposed Participant shall be deemed to have read and agreed to abide by the terms of the Protective Order and this paragraph. Upon becoming a Participating Party, each Participating Party must provide the Protective Order to any person it employs or engages who is given access to information produced in discovery. By its terms, the Protective Order will survive any termination of this Intercompany Protocol pursuant to Paragraph 8 and continue to be binding on any Participating Party.

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25.    Dispute Resolution. Any dispute or request relating to the Intercompany Protocol—including, but not limited to, discovery disputes, requests to alter the Schedule, or disputes regarding the scope or terms of the Intercompany Protocol—that cannot be resolved in good faith between the parties may be presented to the Bankruptcy Court by a letter from the party seeking relief with all Participating Parties copied. Unless otherwise agreed by the disputing parties, any response to such letter shall be made by letter to the Court delivered within five business days after service of the initial letter submission, so long as the submission of such letter on that timetable is acceptable to the Bankruptcy Court. Without leave from the Bankruptcy Court, no letter shall exceed three pages in length (excluding exhibits) and no additional submissions will be permitted unless leave to file such additional submissions is granted by the Bankruptcy Court. The parties do not object to any party participating in any hearing on disputes pursuant to this paragraph by telephone.

26.    Service. The Participating Parties will serve by e-mail all discovery requests, responses and objections, and other discovery papers in PDF format. Document requests will be provided, in addition to PDF, in Microsoft Word. If transmission of voluminous materials as an e-mail attachment is impractical, those materials shall be served by overnight delivery with the ability to “track” deliveries and verify receipt. Unless received by 6 p.m. Eastern time, discovery requests will be deemed served and received the next business day.

V.	MEDIATION

27.    The Participating Parties agree to engage in good faith negotiations to reach a resolution and settlement of Intercompany Claims. In the event that all issues are not resolved through good faith negotiations, the Participating Parties agree to mediate such issues (the “Mediation”).

28.    Core Parties. Because it would be infeasible for all Participating Parties to attend and participate in the Mediation, only the Debtors, the FE Non-Debtor Parties, the Committee, the Ad Hoc Noteholder Group, and the Mansfield Certificateholder Group (the “Core Parties”) shall participate in the Mediation.

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29.    Appointment of Mediator. The Participating Parties hereby appoint a sitting United States Bankruptcy Judge that is acceptable to the Core Parties.

30.    Conduct of Mediation. Pursuant to the terms of the Schedule (attached hereto as Exhibit 1) the Mediation shall commence on or prior to that date that is 180 days after the Petition Date and terminate on December 15, 2018, provided, however, that the Mediator may reasonably extend the length of the Mediation. An initial mediation conference shall occur at a time and place designated by the Mediator on the date the Mediation commences, or as soon thereafter as reasonably practicable. The Core Parties shall meet and confer with the Mediator to establish the procedures of the Mediation. The Mediator may conduct the Mediation as he or she sees fit, establish the rules of the Mediation, and consider and take appropriate action with respect to any matters the Mediator deems appropriate in order to conduct the Mediation, subject to the terms of this Intercompany Protocol. Unless otherwise directed by the Mediator, each of the Core Parties, including their respective principals, attorneys, and advisors, may attend and participate in the mediation sessions. The Mediator may require each Core Party participating in the mediation sessions to appear with at least one (1) principal or other individual with authority to make a decision binding upon such Core Party; provided, however, that, if requested by the Mediator, any Core Party that is an ad hoc group will endeavor, in good faith, to appear with at least one (1) principal or other individual with authority to make a decision binding upon such Core Party.

Execution Version

31.    Scope of Mediation. The Mediator is authorized to mediate issues regarding the settlement of Intercompany Claims (the “Mediation Topics”). Either (i) the Mediator, or (ii) the Core Parties by mutual consent and with the consent of the Mediator, may expand the scope of the Mediation Topics. By September 7, 2018, each Core Party asserting claims shall provide to the Debtors and FE Non-Debtor Parties a non-binding document setting forth any potential cause of action or grounds for any Intercompany Claim (including any claims against directors, officers or any other representatives of any Participating Party). Any such document provided shall be deemed to have been prepared by such Core Party in connection with the Mediation and subject to the confidentiality and absolute mediation privilege described below.

32.    Confidentiality of Mediation Materials and Communications. Subject to Paragraphs 33 and 34, all: (i) communications among any of the Mediator or the Participating Parties relating to the Mediation; (ii) any mediation statements or any other documents or information provided to the Mediator or the Participating Parties relating to the Mediation; and (iii) correspondence, draft resolutions, offers, and counteroffers produced as a result of the Mediation are strictly confidential, shall not be disclosed to any party that is not a Participating Party, and shall be neither discoverable nor admissible for any purpose in any judicial, administrative, or other proceeding. No person or Participating Party, including their counsel, shall in any way disclose any such discussion, mediation statement, other document or information, correspondence, resolution, offer, or counteroffer which may be made or provided in connection with the Mediation, unless otherwise available and not subject to a separate confidentiality agreement that would prevent its disclosure; provided, that notwithstanding the foregoing, nothing shall prohibit the sharing of any discussion, mediation statement, other document or information, correspondence, resolution, offer, or counteroffer which may be made or provided in connection with the Mediation between or among any Participating Party, its counsel, and its other agents (subject to any applicable confidentiality restrictions).

Execution Version

33.    All settlement proposals, counterproposals, and offers of compromise made during, or relating to, the Mediation (collectively, “Settlement Proposals”) shall: (i) remain confidential unless the party making such Settlement Proposal agrees to its disclosure (including pursuant to a Confidentiality Agreement), and (ii) be subject to protection under Federal Rule of Evidence 408 and any equivalent or comparable state law.

34.    Notwithstanding anything in the terms of any Confidentiality Agreement referenced in Paragraph 24, a mediation order shall govern any issues with respect to any mediation party’s disclosure of any Settlement Proposals and/or any material non-public information of the Debtors or the FE Non-Debtor Parties obtained in connection with this Intercompany Protocol to another mediation party or otherwise in the course of the Mediation.

35.    No Participating Party shall (i) be or become an insider, a temporary insider or fiduciary of any Debtor, any affiliate of any Debtor (collectively, the “Debtor Parties”), (ii) be deemed to owe any duty to any of the Debtor Parties or the Debtors’ estates, (iii) undertake any duty to any party in interest, or (iv) be deemed to misappropriate any information of any of the Debtor Parties, with respect to each of the foregoing clauses (i) through (iv), as a result of (x) participating in the Mediation in accordance with this Intercompany Protocol, (y) being aware, or in possession, of any Settlement Proposal, or (z) with respect to the Mediation, acting together in a group with other holders of securities issued by the Debtor Parties.

Execution Version

Exhibit 1

Schedule

Date	Description

[May 15, 2018] [T]	Deadline to serve discovery requests for any supplemental materials not provided in connection with the report produced by Willkie, Farr, & Gallagher LLP. Such discovery requests will include all requests for the production of documents. Additional requests shall not be permitted absent good cause shown.

[May 29, 2018] [T +14 days]	Deadline to serve responses and objections to Consolidated Discovery Requests.

[July 10, 2018] [T + 56 days]	Deadline for all parties to have substantially completed document discovery (it being understood that all parties will produce responsive materials on a rolling basis in advance of such date).

[July 24, 2018] [T + 70 days]	Depositions begin.

[August 5, 2018] [T + 82 days]	Deadline to serve deposition notices.

[August 21, 2018] [T + 98 days]	Deadline to complete all document discovery, and deadline for all parties to provide logs of all documents responsive to documents requests that were withheld on the basis of any claim of privilege.

[September 4, 2018] [T + 112 days]	Deadline to complete all discovery (and resolve discovery disputes). Notwithstanding the foregoing, reasonable requests for additional documents or limited additional depositions based on new information discovered after this date will not be unreasonably withheld.

[September 28, 2018] [180 days from Petition Date]	Outside date for commencement of Mediation.

[December 15, 2018]	Mediation terminates, subject to reasonable extension by the Mediator.

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